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                                                                   Exhibit 10.47

                            ASSET PURCHASE AGREEMENT
                            ------------------------

        ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of July 24, 2006, by and between Bray Web Development, Inc., a Florida corporation, ("Buyer"), and eCalton.com, Inc., a Florida corporation and wholly-owned subsidiary of Calton, Inc. ("eCalton" or "Seller").

        WHEREAS, Buyer and eCalton deem it advisable and in the best interests of their respective stockholders to consummate, and approve, the transaction provided for herein pursuant to which Buyer will acquire substantially all of the assets of eCalton (the "Purchase");

        WHEREAS, eCalton is in the business of providing Internet business services, including Website development and hosting, consulting, and programming (the "Business");

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                           SALE AND PURCHASE OF ASSETS

        Section 1.01. SALE AND PURCHASE OF ASSETS. Subject to the terms and conditions of this Agreement, at the closing referred to in Section 2.02 (the "Closing"), eCalton shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from eCalton, all of eCalton's right, title and interest in and to all of the assets, properties and goodwill owned by eCalton constituting or used in the Business (but excluding those assets referred to in Section 1.02 and listed in Section 1.02 of the eCalton Disclosure Schedule annexed hereto as Exhibit 1.01 (the "eCalton Disclosure Schedule"), with such changes, deletions or additions thereto as may occur from the date hereof to the Closing in the ordinary course of business and consistent with the terms and conditions of this Agreement (the "Assets") including, without limitation, the following:

        (a) all the furnishings, furniture, office supplies, tools, machinery and equipment and other fixed assets owned by eCalton and used in the Business (the "Equipment");

        (b) all quantities of inventory, including component parts and work in progress and any warranty associated therewith (the "Inventory");

        (c) all contracts, agreements, leases, arrangements and/or commitments of any kind, whether oral or written, which relate to the Business or Assets, including without limitation those contracts listed in Section 1.01
(c) of the eCalton Disclosure Schedule (the "Contracts"); Buyer shall receive a credit against the Purchase price specified in Section 2.01 for the unearned portion of any prepaid customer deposits for work not yet completed on Contracts, including the unearned portion of deposits for web development projects and pre-paid web hosting fees calculated on a percentage of completion basis. Buyer shall also be entitled to collect the unearned portion of any accounts receivable associated with Contracts executed for which deposits have not been received by Seller calculated on a percentage of completion basis. If

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Buyer collects receivables earned by Seller prior to closing, Buyer agrees to remit Seller's portion to Seller upon receipt.

        (d) all customer lists, files and documents (including credit information) relating to customers and vendors of the Business, and other business and financial records, files, books and documents relating to the Assets and/or the Business;

        (e) company Web sites and domain names, including without limitation ecalton.com, backoffice.ecalton.com, metatiki.com, privategates.com and sebastianfl.com.

        (f) all patents, trademarks and trade names and applications therefore which are owned by eCalton and used in the Business;

        (g) municipal, state and federal franchises, licenses, authorizations and permits of the Business (collectively, the "Permits");

        (h) all computers, computer programs, computer databases, hardware and software owned or licensed by eCalton and used in the Business;

        Section 1.02. EXCLUDED ASSETS. The parties to this Agreement expressly understand and agree that eCalton is not selling, assigning, transferring or conveying to Buyer the assets, rights and properties described in Section 1.02 of the eCalton Disclosure Schedule, which shall be excluded from the transactions contemplated by this Agreement (the "Excluded Assets"). Buyer shall be acquiring the right to use the name "eCalton.com, Inc." for a period of two years after Closing. Buyer shall cease using such name upon the second anniversary of the Closing Date. Notwithstanding the foregoing, immediately following the Closing Date, Buyer shall notify all then existing clients, customers, and vendors, and shall prominently display in all printed matter, stationary, and web advertising the fact that eCalton and eCalton.com are no longer affiliated with Calton, Inc. Buyer shall not be acquiring any bank account, credit or charge card account, or electronic payment service account (i.e. "Paypal") of Seller. If Buyer wishes to use any account of this type, it must establish new accounts to be effective upon Closing.

        Section 1.03. ASSIGNMENT OF CONTRACTS AND PERMITS. eCalton shall assign to Buyer, and Buyer shall assume, as of the Closing, all of the rights and obligations of eCalton under the Contracts and the Permits.

        Section 1.04. CERTAIN LIABILITIES ASSUMED BY BUYER. Buyer assumes the liability for all Contracts for which a prepaid customer deposit is received under Section 1.01(c). Buyer also assumes all Contracts executed for which deposits have not yet been received by Seller under Section 1.01(c). Buyer agrees to indemnify and hold eCalton harmless from any and all liability in connection with the Contracts so assumed by Buyer.

        Section 1.05. EXCLUDED LIABILITIES. Except to the extent specifically assumed hereunder and subject to the indemnification provisions of Article VII hereof, the parties to this Agreement expressly understand and agree that Buyer is not assuming and shall not be liable for any of the liabilities and obligations of eCalton, including but not limited to the following, which are

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expressly excluded from the liabilities and obligations being assumed by Buyer hereunder (hereinafter referred to as "Excluded Liabilities"):

        (a) any obligation or liability of eCalton arising out of this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby or thereby;

        (b) any liabilities or obligations of eCalton for the fees and expenses of its counsel, accountants and other experts and all other expenses incurred by eCalton incident to the negotiation, preparation and execution of this Agreement and the performance by eCalton of its obligations hereunder;

        (c) any liabilities or obligations under any Benefit Plans (as defined in Section 3.01(g));

        (d) any liabilities or obligations of eCalton arising out of or resulting from any business, activity, course of conduct, action or omission before, on or after the Closing Date not specifically assumed hereunder by Buyer;

        (e) any liability for (i) severance pay or other remuneration or liability due to employees of eCalton by reason of termination of their employment or (ii) amounts payable to employees of eCalton in respect of operations of eCalton prior to the Closing Date, including amounts payable pursuant to employee benefit plans (including pension plans) of eCalton or under federal or state laws governing such plans, and employee expense accounts relating to the operations of eCalton prior to the Closing Date;

        (f)     any liability for indebtedness owed to Shareholders; and

        (g)     any liability or obligation incurred prior to the Closing Date.

        Section 1.06. FURTHER ASSURANCES.

        (a) From and after the Closing, upon request of Buyer, eCalton shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be required to sell, assign, transfer, convey and deliver to and vest in Buyer, and protect its right, title and interest in and employment of, all the Assets intended to be sold, assigned, transferred, conveyed and delivered to Buyer pursuant to this Agreement, and as otherwise may be appropriate to carry out the transactions contemplated in this Agreement.

        (b) From and after the Closing, upon request of eCalton, Buyer shall do, execute, acknowledge and deliver all such further acts, assurances, assumptions, assignments and other instruments and papers as may be reasonably required to assume and vest in Buyer all the Assumed Liabilities, and as otherwise may be appropriate to carry out the transactions contemplated in this Agreement. eCalton agrees to cooperate with Buyer to effect such assumption.

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        Section 1.07 EMPLOYEES. Seller will not interfere with Buyer's efforts to hire Seller's employees assigned to the Business (the "Business Employees"). Seller will offer all Business Employees the option of either receiving the value of any accrued paid time off as of the Closing Date paid to them in cash or having Buyer assume the obligation of such employee's accrued paid time off. For those employees who elect to have Buyer assume their accrued paid time off, Seller shall apply a credit to Buyer against the Purchase Price hereunder equal to the accrued paid time off of such employees as of the Closing date. Buyer shall then be obligated to honor the accrued time off for those employees who elected to have Buyer assume such obligation.

        Section 1.08 FINANCING CONTINGENCY. Buyer and Seller agree that Buyer's obligation hereunder will be contingent upon obtaining a loan guaranteed by the United States Small Business Administration (SBA) in order to fund a portion of the amount due at Closing and to provide working capital. Buyer has completed all applications required for such loan and has requested that the lender (1) notify Seller, in writing, of the fact that the application has been completed; and (2) notify the Seller in writing, that the application has been approved.

        Following Buyer's submission of Buyer's loan application, Seller will cooperate with Buyer in providing information required by the lender, provided, however, that if the lender requests information that requires additional efforts on the part of Seller's outside auditors or accountants, Seller agrees to consent to use of Seller's information in order to provide such information, however, Buyer shall be required to separately engage the services of such auditors or accountants in order to compile such information.

        Section 1.09 AGREEMENT NOT TO COMPETE. eCalton agrees that it will not, directly or indirectly, engage in any Competitive Activity (as hereafter defined) until three (3) years following the Closing Date. For purposes hereof, "COMPETITIVE ACTIVITY" means (i) the manufacture, sale, distribution or provision, directly or indirectly, of products or services related to the Business being purchased by Buyer , (ii) the solicitation or inducement of any employee of the Buyer to leave his or her employment with the Buyer or the hiring of any such employee and (iii) requesting or advising any Customer to withdraw, curtain or cancel its business with the Buyer. As used herein, "CUSTOMER" means any person or entity that is or has been a customer of the Seller at any time since July 1, 1996, but does not include Calton, Inc. or any of its Affiliates. Customer also includes any prospective customer to whom a formal business presentation or proposal was made within a period of ONE (1) YEAR prior to the Closing Date.

        The invalidity or nonenforceability of this Section 1.09 in any respect shall not affect the validity or enforceability of this Section 1.09 in any other respect, or of any other provision of this Agreement. In the event that any provision of this Section 1.09 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the scope or the duration thereof or for any other reason, such invalidity or uneforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Section 1.09 enforcement of such provision in other circumstance, and, to the fullest extent permitted by law, shall be construed as if the scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

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                                   ARTICLE II

                             PURCHASE PRICE; CLOSING

        Section 2.01. PURCHASE PRICE. The purchase price (the "Purchase Price") for the Assets shall be $250,000, minus the credits specified in Sections 1.01(c) and 1.07. The final amount of the credits and the amount payable at closing will be determined no later than the close of business on July 25, 2006, and will be included in a separately signed addendum to this agreement. The purchase price shall be allocated to the assets being sold and purchased as specified in Schedule A attached hereto.

        Section 2.02. DATE OF CLOSING. The Closing shall take place on July 31, 2006 (or at such other place as the parties may agree in writing) on a date mutually designated by eCalton and Buyer. The date on which the Closing is held is referred to in this Agreement as the "Closing Date." The closing shall be effective as of 12:01 a.m. on the day following the closing date. Such time shall be referred to as the "Effective Time."

        Section 2.03. DEPOSIT. Buyer has placed with the law firm of Rossway Moore & Taylor ("Escrow Agent") a deposit in the amount of $20,000. Such deposit shall be held by the Escrow Agent and applied towards the purchase price at Closing. In the event that Buyer applies for, but is not approved for a loan referred to in paragraph 1.08, such deposit shall be returned to Buyer upon showing proof of the loan denial.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

        Section 3.01. REPRESENTATIONS AND WARRANTIES OF ECALTON. Except as set forth in the corresponding sections or subsections of the eCalton Disclosure Schedule, eCalton represents and warrant to Buyer, that:

        (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. eCalton is a corporation duly organized and validly existing under the laws of the State of Florida. eCalton has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, when taken together with all other such failures, reasonably likely to have a material adverse effect on it.

        (b) AUTHORITY; APPROVAL. eCalton has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. eCalton has duly executed this Agreement. This Agreement is a valid and binding agreement of eCalton enforceable against eCalton in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and

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Equity Exception"). The Board of Directors of eCalton has unanimously approved this Agreement and the transactions contemplated hereby.

        (c)     GOVERNMENTAL FILINGS; NO VIOLATIONS.

                (i) The execution, delivery and performance of this Agreement by eCalton does not, and the consummation by eCalton of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, eCalton's Organizational Documents, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on eCalton's assets (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon eCalton or any Law (as defined in Section 3.01(i)) or governmental or non-governmental permit or license to which eCalton is subject or (C) any change in the rights or obligations of eCalton under any of its Contracts.

        (d) FINANCIAL STATEMENTS. eCalton has delivered to Buyer copies of the following financial statements: consolidated balance sheets of eCalton at November 30, 2003, 2004 and 2005 and April 30, 2006, consolidated statements of income of eCalton for the year ended November 30, 2003, 2004 and 2005 and the five months ended April 30, 2006 and consolidated statements of cash flow for the year ended November 30, 2003, 2004 and 2005 and the five months ended April 30, 2006 (the "eCalton Financial Statements"). The eCalton Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of eCalton as of the dates thereof and the results of its operations and cash flows for the periods indicated.

        (e) ABSENCE OF CERTAIN CHANGES. To eCalton's knowledge, there has not been (i) any change in the financial condition, properties, prospects, business or results of operations of eCalton, except those changes that are not, individually or in the aggregate, reasonably likely to have a material adverse effect on it; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a material adverse effect on eCalton; or (iii) any change by eCalton in accounting principles, practices or methods. Since April 30, 2006, there has not been any increase in the compensation payable or that could become payable by eCalton to officers or key employees or any amendment of any of its Benefit Plans other than increases or amendments in the ordinary course.

        (f)     LITIGATION AND LIABILITIES. To eCalton's knowledge, there are no
(i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to eCalton's knowledge, threatened against eCalton or any of its Affiliates (which term, as used in this Agreement, shall be as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to matters involving any Environmental Law (as defined in Section 3.01(i)), or any other facts or circumstances, in either such case, of which eCalton has

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knowledge that is reasonably likely to result in any claims against or obligations or liabilities of it or any of its Affiliates.

        (g) EMPLOYEES AND EMPLOYEE BENEFITS. To eCalton's knowledge, the consummation of transactions contemplated by this Agreement will not (x) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Plans or (y) result in any breach or violation of, or a default under, any of eCalton's Benefit Plans.

        (h) COMPLIANCE WITH LAWS. To eCalton's knowledge, the business of eCalton has not been, and is not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, "Laws"). No investigation or review by any Governmental Entity with respect to eCalton is pending or, to eCalton's knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To eCalton's knowledge, no material change is required in eCalton's processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. eCalton has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (collectively, "Permits"), necessary to conduct its business as presently conducted. Each of such Permits is listed in Section 3.01(h) of the eCalton Disclosure Schedule.

        (i) ENVIRONMENTAL MATTERS. To eCalton's knowledge, except for such matters that, alone or in the aggregate, are not reasonably likely to have a material adverse effect on it: (i) eCalton has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by eCalton (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned or operated by eCalton were not contaminated with Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) eCalton is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) eCalton has not been associated with any release or threat of release of any Hazardous Substance; (vi) eCalton has not received any notice, demand, letter, claim or request for information alleging that it may be in violation of or liable under any Environmental Law; (vii) eCalton is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving eCalton that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

        As used herein, the term "Environmental Law" means any Law relating to pollution (or the clean up of the environment), or the protection of air, surface water, groundwater, drinking water, land (surface or subsurface), human health, the environment or any other natural resource or the use, storage, recycling, treatment, generation, processing, handling, production or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation

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and Liability Act of 1980, as amended, 42 USC ss.ss.9601 ET SEQ. and 40 CFR
ss.ss.302.1 ET SEQ., and regulations thereunder; the Federal Clean Air Act, as amended, 42 USC ss.ss.7401 ET SEQ., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC ss.ss.6901 ET SEQ., as amended, And regulations thereunder; and the Federal Water Pollution Control Act, 33 USC ss.ss.1251 ET SEQ., as amended, And regulations thereunder.

        As used herein, the term "Hazardous Substance" means any asbestos containing materials, mono- and polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials, any "hazardous substance", "hazardous waste", "pollutant", "Toxic Pollutant", "oil" or "contaminant" as used in, or defined pursuant to any Environmental Law, and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, release, threatened release, discharge or emission of which is regulated or governed by any Environmental Law.

        (j) TAXES. eCalton has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by it and all such filed tax returns are complete and accurate in all material respects and: (i) eCalton has paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that eCalton is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, alone or in the aggregate, are not reasonably likely to have a material adverse effect on it; (ii) as of the date hereof, there are not pending or, to eCalton's knowledge, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters; and (iii) there are not, to eCalton's knowledge, any unresolved questions or claims concerning eCalton's Tax liability that are reasonably likely to have a material adverse effect on it. eCalton has no liability with respect to Taxes in excess of the amounts accrued in respect thereof that are reflected in its consolidated balance sheet as of November 30, 2005.

        As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest with respect to such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

        (k) LABOR MATTERS. To eCalton's knowledge, eCalton is not the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of its executive officers, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it.

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        (l)     SECURITIES LAW COMPLIANCE. Each outstanding share of eCalton's capital stock has been issued pursuant to applicable exemptions from registration under the Securities Act of 1933 or applicable state "blue sky" laws.

        (m) NO DEFAULT. To eCalton's knowledge, eCalton is not and currently does not expect to be in the future, in violation or breach of or in default under, and no conditions exist that, with the giving of notice or the lapse of time or both, would constitute a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which eCalton is a party or by which it or any of its properties or assets may be bound.

        (n) PROPERTY. To eCalton's knowledge, Section 3.01(n) of the eCalton Disclosure Schedule lists all leases of real and personal property to which eCalton is a party, except for leases of personal property which are not material to its operations. eCalton (i) has good and marketable title in fee simple to, or valid existing leases for, all real property used in the operation or conduct of its business and (ii) owns, leases or rents all the machinery, equipment, furniture, fixtures and all other capital assets used in the conduct of its business and has good and marketable title or valid existing leases for all such machinery, equipment, furniture and fixtures. To eCalton's knowledge, except as disclosed in Section 3.01(n) of the eCalton Disclosure Schedule, all real and personal properties owned by eCalton are owned by it free and clear of all mortgages, liens, charges or encumbrances of any nature whatsoever. To eCalton's knowledge, all leases to which eCalton is a party are valid and effective in accordance with their terms and except as set forth in Section 3.01(n) of the eCalton Disclosure Schedule or defaults not reasonably likely to have a material adverse effect on it, there is not, under any leases for real or personal property, any existing default by eCalton or, to the best knowledge of eCalton, by any other party, nor to the best knowledge of eCalton, is there any event which with notice or lapse of time or both would constitute such a default. Each such parcel of real property owned or leased by eCalton is in compliance with all applicable zoning, building, health and safety laws, ordinances, and regulations and all applicable Environmental Laws. To eCalton's knowledge, all real property and fixtures and all personal property and assets, excluding inventory, used by eCalton in its operations and business are and at the Closing will be sufficient to operate the business of eCalton, as the case may be, as conducted on the date hereof, and, except for normal wear and tear, will be in as good condition and repair as they were on the date hereof.

        (o) INTELLECTUAL PROPERTY RIGHTS. To eCalton's knowledge, Section 3.01(o) of the eCalton Disclosure Schedule contains an accurate and complete description of all domestic and foreign patents, trademarks, trademark registration, service marks, service marks registration, logos, trade names, assumed names, copyrights and copyright registrations and all applications therefore, presently owned or held by eCalton or under which eCalton owns or holds any license, or in which eCalton owns or holds any direct or indirect interest, and no others are necessary for the conduct of the present business of eCalton. To eCalton's knowledge, no products, sold by eCalton, nor any patents, formulae, know-how, secrets, trademarks, trademark registrations, service marks, service marks registration, logos, trade names, assumed names, copyrights, copyright registrations, or designation used or licensed for use in eCalton's business, infringe on any patents, trademarks, licenses, or copyrights, or any other rights, of any Person. To eCalton's

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knowledge, eCalton is the sole owner of, has the sole and exclusive right to use, has the right and power to sell, and has taken all reasonable measures to maintain and protect, the patents, trademarks, trademark registrations, logos, trade names, assumed names, copyrights, copyright registrations, service marks and service mark registrations listed in Section 3.01(o) of the eCalton Disclosure Schedule. To eCalton's knowledge, except as set forth in Section 3.01(o) of the eCalton Disclosure Schedule, no claims have been asserted against eCalton in writing by any person and received by it challenging the use of any such patents, trademarks, trademark registrations, service marks, service mark registrations, logos, trade names, assumed names, copyrights and copyright registrations or challenging or questioning the validity or effectiveness of any such license or agreement, or the use of any formula, know-how or secrets used in its business and, to eCalton's knowledge, there is no valid basis for any such claims. To eCalton's knowledge, except as set forth in Section 3.01(o) of the eCalton Disclosure Schedule, no other party is infringing on the patents, trademarks, trademark registrations, logos, trade names, assumed names, copyrights copyright registrations, service marks and service mark registrations listed in Section 3.01(o) of the eCalton Disclosure Schedule.

        (p) RECEIVABLES. To eCalton's knowledge, all of the accounts receivable reflected on eCalton's consolidated balance sheet as of April 30, 2006 and all accounts receivable of it arising since April 30, 2006, other than accounts receivable collected since then in the ordinary course of business (a) arose from bona fide transactions, (b) represent bona fide indebtedness of the respective debtors, (c) are valid and do not have original payment terms in excess of 45 days, and (d) to the best of its knowledge of eCalton, are not subject to any defense or offset.

        (q) INSURANCE POLICIES. To eCalton's knowledge, Section 3.01(q) of the eCalton Disclosure Schedule contains a true and complete list of all policies of fire, liability, workers' compensation and other forms of insurance owned by or held by eCalton, and eCalton has made available for inspection by the other party true and complete copies of all of such policies. To eCalton's knowledge, all such policies are in full force and effect, all premiums with respect thereto covering all periods to the date of this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy. To eCalton's knowledge, such policies (a) are sufficient for compliance with all requirements of law and all agreements to which it is a party, (b) are valid, outstanding and enforceable policies, (c) will remain in full force and effect through the Effective Time and (d) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. To eCalton's knowledge, except as set forth in
Section 3.01(q) of the eCalton Disclosure Schedule, eCalton has not made any material claims under such insurance policies.

        (r)     CONTRACTS. (A) To eCalton's knowledge, except as set forth in
Section 3.01(r) of the eCalton Disclosure Schedule, eCalton is not a party to or bound by any written or oral Contract (i) for the employment of any officer or individual employee; (ii) with any labor union; (iii) for the purchase of materials, supplies or equipment involving more than $10,000; (iv) for the provision of services by eCalton involving more than $10,000; (v) in the nature of a confidentiality agreement, royalty or license or an agreement for the acquisition of intangible property rights; (vi) with a governmental agency;
(vii) for the purchase of products for which there is no alternative source of supply; (viii) in the nature of a non-competition agreement which in any way restricts the right of eCalton to conduct business; (ix) in the nature of a management agreement; (x) for any quantity discount, volume purchase, rebate or billback sales arrangement that will continue after the Closing Date and involves more than $10,000; (xi) which provides for the provision of services by eCalton, (xii) in the nature of a note, bond, mortgage, indenture or loan agreement, or (xiii) relating to any matter which is material to it. To eCalton's knowledge except as set forth in Section 3.01(r) of the eCalton Disclosure Schedule, eCalton, as of the date hereof, is not a party to or bound by any contract or contracts which, in its judgment as of the date hereof, either separately or in the aggregate are contracts which are, or will, adversely affect the business, operations or financial condition of eCalton.

        (s) SUBSIDIARIES. eCalton has no subsidiaries and does not own an interest in any partnership, limited liability company, joint venture or other entity.

        (t) BROKER AND FINDERS. Neither eCalton nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

        (u) INVENTORY. To eCalton's knowledge, all inventories of raw materials, supplies, work in progress and finished goods of eCalton are of good, usable and merchantable quality. In addition, to eCalton's knowledge (i) all such inventories are of such quality as to meet its quality control standards and any applicable governmental quality control standards, (ii) all such finished goods are saleable as current inventories at its current prices in the ordinary course of business, (iii) all such inventories are recorded on the books at the lower of cost or market value determined in accordance with GAAP and (iv) no write-down in inventory has been made or should have been made pursuant to GAAP during the past two years.

        (v) OWNERSHIP AND VOTING OF STOCK. All of the outstanding shares of capital stock of eCalton is owned by Calton, Inc. both beneficially and of record, free of any security interest, lien, claim, charge, restriction, option, right of first refusal or any other encumbrance. There are no shareholder agreements among the Board of Directors of Calton, Inc. and eCalton.

        (w) NO CONFLICT WITH SHAREHOLDER CONTRACTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or a default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of any lien, charge or encumbrance under (i) any law applicable to such Shareholder or eCalton or any of their respective properties or assets, (b) any provision of the eCalton Organizational Documents or (c) any Contract, or any other agreement or instrument to which eCalton or any Shareholder is a party or by which any of their respective properties or assets may be bound.

        Since Gregory A. Bray has been functioning as Vice President of Operations of eCalton, and is also the owner and President of Buyer, Mr. Bray and Buyer may be in the best position to understand the condition and operations of eCalton. Therefore, the foregoing representations and warranties made by eCalton are only being made with respect to information to which Mr. Bray does not have access in his role as Vice President of Operations of eCalton. eCalton is not representing or warranting any fact or condition of eCalton that has resulted from the acts or omissions of Gregory A. Bray, nor is it making any representations or warranties with respect to facts of which Mr. Bray has or should have knowledge as a result of his role as Vice President of Operations of eCalton.

        Section 3.02. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby jointly and severally represents and warrants to eCalton that:

        (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Buyer is a corporation duly organized and validly existing under the laws of its state of incorporation. Buyer has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, when taken together with all other such failures, reasonably likely to have a material adverse effect on it.

        (b) CORPORATE AUTHORITY; APPROVAL. Buyer has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Buyer has duly executed this Agreement. This Agreement is a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of Buyer and its sole shareholder have unanimously approved this Agreement and the transactions contemplated hereby.

        (c)     GOVERNMENTAL FILINGS; NO VIOLATIONS.

                (i) Other than the filings described in Section 1.01, no notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from any Governmental Entity, in connection with the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby.

                (ii) The execution, delivery and performance of this Agreement by Buyer do not, and the consummation by Buyer of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of Buyer, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Buyer (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Buyer, or governmental or non-governmental permit or license to Buyer is subject or (C) any change in the rights or obligations of Buyer under any of its Contracts.

        (d) LIABILITIES OF BUYER. Buyer has no material obligations or liabilities and there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Buyer, threatened against Buyer. There are no facts or circumstances of which Buyer has knowledge that are reasonably likely to result in any claims against Buyer or obligations or liabilities of Buyer.

                                   ARTICLE IV

                                    COVENANTS

        Section 4.01. COVENANTS. Except as expressly contemplated or permitted by this Agreement, or to the extent that Buyer shall otherwise consent in writing, during the period from the date of this Agreement and continuing until the Closing, eCalton agrees as to itself to comply with the following covenants, provided, however, that any action caused by Gregory A. Bray, acting in his role as Vice President of Operations of eCalton, which results in a failure to comply with any of the following covenants shall not be considered a failure of eCalton to comply with any such covenant:

                (a) ORDINARY COURSE. eCalton shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it so that its goodwill and ongoing business shall not be impaired in any respect at the Closing.

                (b) DIVIDENDS; CHANGES IN STOCK. Except to the extent contemplated by this Agreement, eCalton shall not, nor shall eCalton propose to,
(i) declare or pay any dividends on or make other distributions in respect of any of its capital stock or other outstanding securities or interests, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in replacement of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock.

                (c) ISSUANCE OF SECURITIES. eCalton shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, Voting Debt or convertible securities.

                (d) GOVERNING DOCUMENTS. eCalton shall not amend or propose to amend its Organizational Documents, except as may be required by this Agreement.

                (e) NO ACQUISITIONS. eCalton shall not acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets.

                (f) NO DISPOSITIONS. eCalton shall not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of any of its assets, except in the ordinary course of business.

                (g) INDEBTEDNESS. Except for borrowings in the ordinary course of business under credit arrangements existing on the date of this Agreement, eCalton shall not incur (which shall be deemed to include entering into credit agreements, lines of credit or similar arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of it or guarantee any debt securities of others.

                (h) OTHER ACTIONS. eCalton shall not take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue or in its failure to perform covenants it is obliged to perform hereunder or in any of the conditions set forth in Article V not being satisfied. eCalton will use its best efforts to complete the transactions contemplated by this Agreement and obtain the satisfaction of the conditions specified in Article V.

                (i) ADVICE OF CHANGES; FILINGS. eCalton shall confer on a regular and frequent basis with Buyer, report on operational matters and promptly advise Buyer in writing of any change or event having (in either case), or which, insofar as can reasonably be foreseen could have (in either case), a material adverse effect on it (financial or otherwise) or its businesses, properties, prospective results of operations or net worth. eCalton shall promptly disclose to Buyer in writing any information in the eCalton Disclosure Schedule which no longer is correct and any information of the nature of that set forth in the eCalton Disclosure Schedule which arises after the date hereof and which would have been required to be included in the eCalton Disclosure
Schedule if such information had been obtained on the date hereof. eCalton shall promptly provide Buyer (or its counsel) copies of all filings made by eCalton with any Federal, state or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby or which are material to the operation of the business conducted by eCalton.

                (j) EMPLOYEE BENEFIT PLANS. eCalton will not, without the prior written consent of Buyer, (i) enter into, adopt, amend (except as may be required by law or otherwise permitted or contemplated by this Agreement) or terminate any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy between eCalton and one or more of its directors, officers or employees; or (ii) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                (k) ACQUISITIONS OF PROPERTY. During the period from the date of this Agreement until the Closing, eCalton agrees that it will not, without the prior written consent of Buyer, acquire or lease any additional real or personal property, including, without limitation, capital equipment or inventories, except for real or personal property which will not exceed $10,000 in the aggregate and that inventory may be acquired in the ordinary course of the business as conducted on the date hereof.

                (l) CONSENTS WITHOUT ANY CONDITION. eCalton shall not make any agreement or reach any understanding not approved in writing by the other party as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of any of the transactions contemplated by this Agreement.

                (m) NO RELATED TRANSACTION. Except for a web hosting and consulting agreement with Calton, Inc., eCalton shall not enter into or become a party to any contract, lease, agreement or transaction with any member of its board of directors, any of its officers or management employees or with any business organization owned or controlled by any of them, from the date of the execution of this Agreement to the Closing except in the ordinary course of business.

                (n) LEGAL REQUIREMENTS. eCalton will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on with respect to this Agreement and the transactions contemplated hereby and will promptly cooperate with and furnish information to Buyer in connection with any such requirements imposed upon it in connection with this Agreement and the transactions contemplated hereby. eCalton will take all reasonable actions necessary to obtain (and will cooperate with Buyer obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by eCalton in connection with this Agreement or the taking of any action contemplated thereby.

                (o) ACCESS TO INFORMATION. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which eCalton is subject, eCalton shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Closing, to all of its properties, books, contracts, commitments and records and during such period, it shall furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request.

                (p) BEST EFFORTS. eCalton will use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with Buyer.

        Section 4.02. ACQUISITION PROPOSALS. From and after the date hereof, eCalton will not, directly or indirectly, and will instruct its officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, eCalton (any such proposal or offer being referred to herein as an "eCalton Acquisition Proposal"), and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any such eCalton Acquisition Proposal.

        Section 4.03. CHANGE OF NAME. As soon as reasonably practicable after the Closing, (i) eCalton shall change its name to a name satisfactory to Bray Web Development and (ii) Buyer shall change its name to "eCalton, Inc."

        Section 4.04. COVENANTS OF BUYER. Except as expressly contemplated or permitted by this Agreement, or to the extent that eCalton shall otherwise consent in writing, during the period from the date of this Agreement and continuing until the Effective Time, Buyer agrees that:

                (a) LEGAL REQUIREMENTS. Buyer will take all reasonable actions necessary to comply with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby and will promptly cooperate with and furnish information to eCalton in connection with any such requirements imposed upon it in connection with to this Agreement and the transactions contemplated hereby. Buyer will take all reasonable actions necessary to obtain (and will cooperate with eCalton in obtaining) any consent, authorization, order, approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Buyer in connection with this Agreement or the taking of any action contemplated thereby.

                (b) BEST EFFORTS. Buyer will use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with eCalton.

                                   ARTICLE V

                                   CONDITIONS

        Section 5.01. CONDITIONS OF OBLIGATIONS OF BUYER. The obligations of Buyer to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions unless, to the extent permitted below, waived by Buyer:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of eCalton set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Buyer shall have received a certificate signed by eCalton to such effect.

                (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Purchase shall be in effect.

                (c) PERFORMANCE OF OBLIGATIONS OF ECALTON. eCalton shall have performed in all material respects all obligations, covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed by eCalton to such effect.

                (d) TRANSFER DOCUMENTS. eCalton shall have delivered to Buyer at the Closing, in form satisfactory to Buyer, (i) executed deeds, bills of sale or certificates of title, dated the Closing Date, transferring to Buyer all of eCalton's right, title and interest in and to the Assets together with possession of the Assets, (ii) documents evidencing the assignment and assumption of the Contracts and Permits referred to in Section 1.03 and (iii) such other documents as may be reasonably requested by Buyer in accordance with the provisions of this Agreement.

                (e) BOARD APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the Buyer's Board of Directors.

        Section 5.02. CONDITIONS OF OBLIGATIONS OF ECALTON. The obligation of eCalton to effect the Purchase is subject to the satisfaction of the following conditions unless waived by eCalton:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement and eCalton shall have received a certificate signed on behalf of Buyer by the President of Bray Web Development to such effect.

                (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Purchase shall be in effect.

                (c) PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and eCalton shall have received a certificate signed on behalf of Buyer by the President of Bray Web Development to such effect.

                (d) ADDITIONAL AGREEMENTS. Prior to Closing, Buyer and eCalton will enter into a web hosting agreement, whereby Buyer will continue to host the website of Calton, Inc., as well as an information technology services agreement, whereby Buyer will provide information technology services to Calton, Inc. in the manner that such services has previously been provided by eCalton.

                                   ARTICLE VI

                            TERMINATION AND AMENDMENT

        Section 6.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing, whether before or after approval of the matters presented in connection with this Agreement by the stockholders of eCalton:

                (a)     By mutual consent of Buyer and eCalton;

                (b) by either Buyer or eCalton (i) if there shall have been a material breach of any representation, warranty, covenant, obligation or agreement on the part of the other party set forth in this Agreement which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing, or in the case of a covenant, obligation or agreement, within two (2) business days following receipt by the breaching party of notice of such breach; or (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable.

                (c) By Buyer or eCalton by written notice to the other after 5:00 p.m., Eastern Daylight time on July 31, 2006 if the transactions contemplated hereby shall not have been consummated pursuant hereto, unless such date is extended by the mutual written consent of the eCalton Parties and Bray Web Development; provided, however, that no party may terminate this Agreement pursuant to this Section 6.01(c) if it is then in breach of this Agreement.

        Section 6.02. EFFECT OF TERMINATION. In event of a termination of this Agreement by either eCalton or Buyer as provided in Section 6.01, this Agreement shall forthwith become void, except with respect to the obligations under
Section 8.01; provided, however that no such termination shall relieve any party hereto from any liability for breach of this Agreement.

        Section 6.03. REMEDIES NOT EXCLUSIVE; LIMITATIONS. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, including, without limitation, the remedy of specific performance. The election of any one or more remedies by Buyer or eCalton shall not constitute a waiver of the right to pursue other available remedies.

                                  ARTICLE VII

                                 INDEMNIFICATION

        Section 7.01. INDEMNIFICATION BY ECALTON. eCalton covenants and agrees to defend, indemnify and hold harmless Buyer and its respective officers, directors, employees, agents, advisers and representatives (collectively the "Buyer Indemnitees") from and against, and pay or reimburse the Buyer Indemnitees for, any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, litigation, deficiencies or damages (whether absolute, accrued or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, "Losses", and each individually, a "Loss"), resulting from or arising out of:

                (a) any material inaccuracy of any representation or warranty when made or deemed made by eCalton herein or in connection herewith;

                (b) any failure of eCalton to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof or thereof; or

                (c) any transaction, liability or obligation of eCalton that occurs or arises out of actions or events occurring prior to the Closing Date.

        Section 7.02. INDEMNIFICATION BY BUYER. Buyer covenants and agrees to defend, indemnify and hold harmless eCalton and its respective officers, directors, employees, agents, advisers and representatives (collectively the "eCalton Indemnitees") from and against , and pay or reimburse the any and all Losses resulting from or arising out of (i) any inaccuracy in any representation or warranty when made or deemed made by Buyer or in connection herewith; or (ii) any failure of Buyer to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof or thereof or (iii) any transaction, liability or obligation of Buyer that occurs or arises out of actions or events occurring after the Closing Date.

        Section 7.03. INDEMNIFICATION PROCEDURES. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, PROVIDED, that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (ii) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, PROVIDED, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defense against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand, subject to the written consent of the Indemnifying Party such consent not to be unreasonably withheld. In any event, except to the extent that they have an interest adverse to the other, the parties hereto shall cooperate in the defense of any claim or litigation subject to this Article VII and the records of each shall be available to the other with respect to such defense.

        Section 7.04. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. The representations, warranties and covenants contained in this Agreement shall survive for a period of two years following the Closing Date.

                                  ARTICLE VIII

                                  MISCELLANEOUS

        Section 8.01. EXPENSES. Except as set forth below in this Section 8.01 or as otherwise specifically provided for in this Agreement, eCalton on the one hand, and Bray Web Development, on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financial advisors' fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

        Section 8.02. AMENDMENT; WAIVERS, ETC. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of eCalton shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

        Section 8.03. NOTICES. All notices and other communications to be given hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail return receipt requested with proper postage prepaid, by facsimile electronically confirmed, or by overnight courier on the actual receipt of such notice to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                (a)     if to Bray Web Development or Buyer, to

                        Bray Web Development, Inc.
                        769 24th Square
                        Vero Beach, FL  32962
                        Attention:  Gregory Bray

                        with a copy to

                        E. Steven Lauer
                        3426 Ocean Drive
                        PO Box 3343
                        Vero Beach, FL 32964
                        Fax (772) 234-4249

                        and

                (b)     if to eCalton, to

                        Calton, Inc.
                        2050 40th Ave, Suite 1
                        Vero Beach, Florida  32960
                        Fax (772) 794-2828
                        Attention:  Laura Camisa

                        with a copy to

                        John E. Moore
                        Rossway, Moore, and Taylor
                        5070 Hwy A1A, Ste 200
                        Vero Beach, Fl 32963


        Section 8.04. INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation".

        Section 8.05. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The parties agree to accept and be bound by signature pages delivered by the parties hereto by means of facsimile transactions, with original signatures to follow.

        Section 8.06. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Article VII, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        Section 8.07. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to any applicable conflicts of law.

        Section 8.08. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein unless the effect thereof would materially alter the benefits or burdens hereof to the parties.

        Section 8.09. PUBLICITY. Except as otherwise required by law, Buyer shall not issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior written consent of eCalton, which consent shall not be unreasonably withheld. Except as otherwise required by law, eCalton shall not issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

        Section 8.10. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Buyer may assign its rights and obligations to another subsidiary of Bray Web Development. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 8.11. BULK SALES COMPLIANCE. Buyer hereby waives compliance by eCalton with the provisions of the Bulk Sales Law of any state which may be applicable to the transaction. In consideration of such waiver, eCalton agrees to defend and indemnify Buyer against and hold it harmless from any and all loss, liability, claims, damage or expense (including reasonable attorneys' fees) arising out of or resulting from such noncompliance.

        IN WITNESS WHEREOF, Bray Web Development and eCalton have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

                                                   BRAY WEB DEVELOPMENT, INC.

                                                   By:__________________________
                                                   Name:    Gregory A. Bray
                                                   Title:   President



                                                   ECALTON.COM, INC.

                                                   By:__________________________
                                                   Name:    Anthony J. Caldarone
                                                   Title:   President

EXHIBIT 1.01 - ECALTON DISCLOSURE SCHEDULE

1.01(a) - Furnishings, Equipment, etc.

               NAME                 SERVICE TAG/ SERIAL #           NOTES

EQUIPMENT AT AT&T DATA CENTER
      PowerEdge 1850                    1YZG2B1                 new pop server
          Windows 2003 web edition
          Imail 2006 Unlimited
      PowerEdge 2650                    3HNJZ51                 ec-sql2
          Windows 2000 server
          SQL Server 2000, dual
          processor license
      PowerEdge 2450                    7GBL501                 Linux-web1
      PowerEdge 2650                    FTNWM41                 ec-web1
          Windows 2003 web edition
          ColdFusion MX 7
          Serv-U FTP
      PowerEdge 2650                    810HF41                 ec-web2
          Windows 2003 web edition
          ColdFusion MX 7
          Serv-U FTP
      Generic                                                   ec-web3
          Windows 2000 server
      PowerEdge 2550                    3S9RM01                 ec-web4
          Windows 2000 server
          ColdFusion MX 6.1
          Serv-U FTP
      PowerEdge 1750                    JLGCY41                 old pop server
          Windows 2000 server
      PowerEdge 2550                    9NW2B11                 ec-stats
          Windows 2000 server
          DeepMetrix LiveStats v8
      Generic                                                   ns3
      Generic                                                   ns4
      Generic                                                   ec-nas2
      Generic                                                   ec-nas3
      2 firewalls
      2 network switches
      3 8-port KVM w/cables
      15 inch monitor
      misc network cables, etc.


EQUIPMENT AT MELBOURNE OFFICE

      PowerEdge 1425SC                  2QHXQ91                 WebDev-MX7
          Windows 2003 web edition

          ColdFusion MX 7
      PowerEdge 1300                    7CMV101                 SqlDev
          Windows 2000 server
      Generic                                                   ec-home
          Windows 2000 server
      Dimension                         B460001                 Trull
      PowerEdge 1650                    BZY2Y21                 WebDev-MX
          Windows 2000 server
      Dimension XPS                     C01EV                   Ec-MailMan
      PowerEdge 800                     CFBLK71                 EC-MAIL
          Windows 2003 standard
          edition
      PowerEdge 2450                    DWX240B                 Ec-Sql1
          Windows 2000 server
      Dimension XPS                     EQWZI                   ec-fax
          Windows 2000 professional
      Generic                                                   ec-nas1
      PowerEdge 4300                                            ec-prime/
                                                                antivirus
          Windows 2000 server
      Dimension XPS                     45YAT                   conference room
          Windows 2000 professional
      Dimension XPS                     DN121OB                 intermapper
          Windows 2000 professional
          Intermapper Monitoring
          Software
      Dimension XPS                     5TEMG                   server monitor
          Windows 2000 professional
      Dimension XPS                     EQWZE                   greg mlb pc
          Windows 2000 professional
      Elite 4 slim line pc                                      shannon home
                                                                monitor
      Mac Mini                          YM5490SSTA8
      4 network switches
      2 8-port KVM w/cables
      4 rack mount UPS                                          for servers
      5 desk mount UPS                                          for servers
      misc small software utilities
      misc network cables, etc.
      2 APC NetShelter cabinets

EMPLOYEE WORKSTATIONS
      All workstations include monitor, keyboard, mouse, UPS, Windows XP Pro, or Windows 2000 Pro, and antivirus software

      Dimension 2400                    1CQ0741                 Chad Fagg
          Adobe Photoshop
          Adobe Illustrator
          Macromedia Studio
      Dimension 2400                    1M58961                 Marie Obrien
      Dimension 3000                    4CC2961                 Richard Durr
      Dimension 2400                    4LLMY41                 Spare
                                                                Workstation-Melb
          Macromedia Homesite

          Adobe Illustrator
      Dimension 3000                    6BVSS71                 Sweta Bhakta
          Macromedia Homesite
      Dimension 2400                    6GKCR41                 Kevin Wong
          Macromedia Homesite
      Dimension 3000                    70WDZ61                 Shannon Anderson
      Dimension 2400                    BSMWX41                 Cathy Trammel
          Adobe Photoshop
          Adobe Illustrator
          Macromedia Studio
      Dimension 3000                    CSWKM71                 Greg Bray
          Macromedia Homesite
      Inspiron 1000                     DYFJL41                 Barry Leff
      7 linksys vpn routers

PRINTERS
      Dell Photo 922                    D9WW271                 Sweta Bhakta
      Dell 720 Printer                  BFYQ061                 Maria O'Brien
      Dell 720 Printer                  8MXVJ51                 Richard Durr
      Dell 1600N                        GYB5661                 Melbourne Office
      Dell A960 Printer                 14VMX31                 Barry Leff
      Dell AIO 962                      86JXY41                 Greg Bray
      HP Color LaserJet 8550N                                   Melbourne Office

TRADESHOW MATERIALS
      trade show booth
      glass shelves
      2 display easels
      round table w/ 2 barstools
      8x10 area rug
      2 small folding tables
      brochures and posters

OFFICE FURNITURE
      2 bookcases
      metal supply cabinet
      3 4x6 ft whiteboards
      5 desk chairs
      7 cubicle drawer units

MISCELLANEOUS
      2 graphics tablets
      2 hp scanners
      JVC super VHS VCR
      handtruck
      polycom viewstation video conferencing system copy paper, toner, misc office supplies misc programming reference books

  1.01(c) - Contracts with Customers

  Development Contracts
        o       A.B. Design Group - New Site (ABDGRP-0001)
        o       Americas First Home - New Site (AMERFH-0001)
        o       Boroski Advertising - BBA New Homes site (BORADV-0001)
        o       Cammac Construction Group - New Site (CAMMAC-001)
        o       Davison Homes - New Site (DAVHOM-0001)
        o       Donny Brook Homes - May 06 Site Updates (DONBRK-0004)
        o       Downtown Davie - March 2006 Site Updates (DOWNTN-0001)
        o       Essian Construction - New Site (ESSIAN-0001)
        o       Franciscus Homes - New Site (FRANCI-0001)
        o       Hawthorne Development - New Site (HAWDEV-0001)
        o       Langdon Barber Groves - Spring 2006 Updates (LBG-0002)
        o       Matthews Brothers - Online Sales Consultant page (MATBRO-0002)
        o       PMD Builders - New Site (PMBBLD-0001)
        o       Precision Construction - New Site (PRECIS-0001)
        o       Scripps Park Assoc - Woodbridge Estates New Site (SCRIPP-0001)
        o       Taylor Woodrow Homes - Texas Customer Survey (TWHOME-0026)
        o       US Fish and Wildlife - New Site (USFIWL-0001)
        o       VIP Homes - new site (VIPHOM-0001)
        o       Harvey's Groves - email marketing project
        o       Devcon/Sunland Homes - Old Hammock Cove site
        o       Devcon/Sunland Homes - Hamilton Green site

  Hosting Contracts for the following sites:
        o       aacbuilders.com
        o       adamsranch.com
        o       alliedrichardbertram email
        o       amedorehomes.com
        o       baseball-excellence.com
        o       belmontebuilders.com
        o       bluemountaincoffeeinc.com
        o       bosscmcorp.com
        o       buildersplansource.com
        o       ces-home.com
        o       compasspointre.com
        o       connieoquist.com
        o       customcable.com
        o       davidfrancisfurniture.com
        o       deweyextreme.com
        o       deweyhomes.com
        o       dodgertown.com
        o       donnybrookhomes.com
        o       doorstepdirect.org
        o       downtowndavie.com
        o       doylehomes.com
        o       eastcoastflrentals.com

        o       easybuildstructures.com
        o       extremePinnacle.com
        o       eyewatchservices.com
        o       gauchdist.com
        o       ghclaw.com
        o       gouldcooksey.com
        o       grossbuilders.com
        o       h2ofront.com
        o       halegroves.com
        o       halegrovesfundraising.com
        o       harveysGroves.com
        o       hayhoehomes.com
        o       hirams.com
        o       horizonhomes.com
        o       ironwoodproperties.com
        o       jacobsonjar.com
        o       josephslitecookies.com
        o       lakelandba.com
        o       lbg.org
        o       lincolncsm.com
        o       macksgroves.com
        o       markehill.com
        o       markscott.com
        o       matthewsbrothers.com
        o       mcxpress.com
        o       michaelsgroup.com
        o       michaelsrealty.com
        o       oriolehomes.com
        o       parksquarehomes.com
        o       pasquinelli.com
        o       pmdbuilders.com
        o       premierhomes1.com
        o       preservingyouth.com
        o       quantachrome.com
        o       sabrnet.com
        o       savannahtownhomes.com
        o       scandvik.com
        o       sheldonhills.com
        o       simpad.com
        o       softstartservices.com
        o       sorensenrealestate.com
        o       stluciemets.com
        o       store.nobananas.com
        o       summerhill.michaelsgroup.com
        o       sunlandhomes.com
        o       taylorwoodrowextreme.com
        o       taylorwoodrowna.com
        o       thorpeRealtors.com
        o       tindallhomes.com

        o       vbmuseum.org
        o       verolawyers.com
        o       waldenfields.michaelsgroup.com
        o       waterfordhomes.com
        o       watermarkvero.com
        o       waverlyplace.privategates.com
        o       weatherhillhomes.com
        o       weisshomes.com
        o       wilkinsbrothers.com
        o       woodscape.michaelsgroup.com

  1.01(e) - Company Web Sites and Domain Names
        o       www.eCalton.com marketing site
        o       Backoffice.eCalton.com project management site
        o       www.MetaTiki.com site
        o       www.WillwoodHomes.com sales demo site
        o       www.PrivateGates.com sales demo site
        o       www.SebastianFL.com site
        o       www.irnow.com site
        o       www.AgMarketing.org site
        o       info-access.com domain name
        o       ecarlton.com domain name
        o       e-calton.com domain name
        o       ecaltonbaseball.com domain name
        o       ecaltontest.com domain name
        o       ecalton.info domain name
        o       ecalton.net domain name
        o       ecalton.org domain name
        o       metatiki.net domain name
        o       metatiki.org domain name

  1.02 - Excluded Assets
        o       All accounts receivable for completed and earned work
        o       All insurance policies

  3.01(h) - List of Permits
        o Permit of Occupancy for the office at 1220 E. Prospect Ave, Suite 281, Melbourne, FL 32901

  3.01(n) - Property and Equipment Leases and other contracts
        o       AT&T Data Center Hosting contract
        o       AT&T T1 Line contract
        o       772-569-4500 phone number
        o       Weather News weather data feed contract

  3.01(o) - Trademarks, Patents, Logos, etc.
        o       All Trademarks associated with the MetaTiki.com characters
        o       eCalton corporate logo

  3.01(q) - Insurances Held
        o       General Liability Insurance
        o       Workman's Compensation Insurance
        o       Business Asset and Property Insurance

  3.01(r) - Contracts with employees, labor unions, etc.
        o       None